Exhibit 99.01

Investor Relations Contact Information:

ICR

Seth Potter, 646-277-1230

IR@imperva.com

Seth.Potter@icrinc.com

Imperva Names Jason Forget SVP, Worldwide Field Operations

Aligns Field Operations Into One Organization

REDWOOD SHORES, Calif., April 1, 2014 – Imperva, Inc. (NYSE: IMPV), pioneering the third pillar of enterprise security with a new layer of protection designed specifically for physical and virtual data centers, today announced the promotion of Jason Forget to the position of Senior Vice President of Worldwide Field Operations. This move will align all of field operations into one organization, enabling greater synergy between the direct sales, channel sales, sales development, services, and customer success teams.

“Having held a role in virtually every part of Imperva over the last 8 years, Jason knows the company and our market from the inside out,” said Shlomo Kramer, CEO of Imperva. “He has a track record of driving teams to perform at scale. Jason will shape and scale the Field Operations organization to grow at the pace critical to our continued success.”

“Imperva employees have a passion for helping customers succeed, and the group most able to do this is the newly formed Field Operations team,” said Jason Forget. “I am enthusiastic about the opportunity to infuse greater alignment, enablement, and accountability into this organization to meet the growing demands of data center security driven by an increasingly complex threat landscape.”

Jason joined Imperva in 2006 and most recently acted as Senior Vice President of Worldwide Business Operations. In that role he created and implemented overall sales strategies and processes, including direct management of Imperva’s SMB and inside sales organizations. He also managed Imperva’s worldwide client services organizations, as well as the operations teams. Prior to Imperva, he held worldwide sales operations roles with IMlogic, Inc. (acquired by Symantec) and Netegrity (acquired by Computer Associates).

Ralph Pisani, Senior Vice President of Worldwide Sales, will be departing Imperva at the end of the second quarter of 2014. “Ralph has been a strong contributor to the company’s success, helping to grow revenues sevenfold during his six year tenure with Imperva. We thank him for his contributions to getting Imperva to where it is today, and we wish him the best in his next endeavor,” said Kramer.

About Imperva

Imperva, pioneering the third pillar of enterprise security, fills the gaps in endpoint and network security by directly protecting high-value applications and data assets in physical and virtual data centers. With an integrated security platform built specifically for modern threats, Imperva data center security provides the visibility and control needed to neutralize attack, theft, and fraud from inside and outside the organization, mitigate risk, and streamline compliance. Over 3,000 customers in more than 75 countries rely on our SecureSphere® platform to safeguard their business. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

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